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The following article was published by Computerworld on September 13, 2019.

‘One big happy family’: How Pivotal will fit back into VMware

In August, VMware announced that it had reached a definitive agreement to acquire its fellow Dell EMC family member Pivotal, the platform-as-a-service vendor it helped spin out back in 2012.

The deal would value Pivotal — which helps clients adopt modern and streamlined software development practices — at $2.7 billion. Pivotal is best known for its commercial version of the open source platform-as-a-service Cloud Foundry, which essentially enables Java, Ruby, Node.js, .NET Core, Python, PHP, and Go developers to make their existing applications cloud-native.

The open source core of Cloud Foundry has recently looked to deepen integrations with the increasingly industry-standard Kubernetes container orchestration system too, an approach which certainly seems to appeal to developers operating in hybrid and multi-cloud environments and something which reflects the strategies of both Pivotal and VMware.

“Kubernetes is emerging as the de facto standard for multi-cloud modern apps. We are excited to combine Pivotal’s development platform, tools and services with VMware’s infrastructure capabilities to deliver a comprehensive Kubernetes portfolio to build, run and manage modern applications,” Pat Gelsinger, CEO of VMware said in a statement at the time.

“The time is ideal to join forces with VMware, an industry leader who shares our commitment to open source community contributions and our focus on adding developer value on top of Kubernetes,” added Rob Mee, CEO of Pivotal.

Shared philosophies

While stating that this is the “awkward in-between phase” of the acquisition process, as the two companies wait on regulatory approval, Ian Andrews, SVP of products and marketing at Pivotal told Computerworld that “the overwhelming sentiment has been really positive”.

Andrews added that early customers have already spoken positively about the possibility of simplifying their billing with Pivotal and VMware, but further ahead, bringing the two together “ultimately means better products for customers and better products lead to better business impacts”.

From Pivotal’s perspective, Andrews is clearly excited by the prospect of tapping into VMware’s global sales muscle and partnership ecosystem. As a member of the executive team, he said the company recognised the need to scale its customer base very quickly, or risk missing out on a wave of technology change that it helped pioneer.

“We built a $400 million software subscription business with 400 customers, which on the surface of it doesn’t sound that significant, but we’re talking about the biggest companies in the world: finance and insurance, in automotive, retail and government,” he said. “So from the IT infrastructure perspective, largely the hardest environments to work in. We landed on Mars in terms of the level of the complexity and difficulty.”

That sense of urgency to scale beyond the toughest environments and become ubiquitous has a footing in history for Andrews. “We felt a sense of urgency around the market opportunity where the model in infrastructure platforms is customers tend to buy them and then they become decade-long decisions.

“Most of our customers are unwinding technology they bought from IBM and Oracle in the late 90s, early 2000s,” he explained. I think over the next couple years, you’ll have a very broad set of customers who will make some decision and whatever that is, that’s going to be the tech that they run with, so we felt a closing window that we needed to get through very, very quickly.” Joining forces with VMware looked like the best way to do that.

And how about VMware? “I think from the VMware perspective, they built this incredible infrastructure franchise, but they don’t really talk to developers,” Andrews said. “They obviously could have grown some capacity to interact with that audience organically, but that really becomes the asset that Pivotal brings to the table.”

Put this way it is clear to see the logic behind joining forces, and with plenty of shared DNA in the building there is some real optimism about the deal from both sides.

“[VMware has] really changed their philosophy to where they are now a multi-cloud company, and Kubernetes is the core of everything they’re doing,” Andrews added. “Our philosophies in terms of what the stack will look like that powers the next decade is actually starting to look very similar.”

Elephant in the room

The deal was described as the ‘elephant in the room’ this week during the Cloud Foundry Summit in The Hague, Netherlands by the Cloud Foundry Foundation’s executive director Abby Kearns.

Speaking to Kearns on stage about the agreement was Craig McLuckie, VP of R&D at VMware, who talked about how the combined companies can work towards a new enterprise model of software development and deployment.

“A lot of the significant IT decisions are being pushed into the business itself,” he said. “A lot of modern enterprises are starting to self-identify as software companies. So this old world of ticket-driven IT, where the old interface of developers and the central IT team has been a Jira ticket, is changing. We need to move to a modern, progressive world where everything is API driven.”

He also earmarked Kubernetes as a “common substrate” to ease movement towards this new model. “I think Kubernetes is an elegant infrastructure abstraction with some very favourable properties and I think it has emerged as something that is kind of a Goldilocks abstraction,” he added.

Then there is the need for a common way to deploy software. “We haven’t established as a community this point of singularity which has brought together a standard way to think about deploying the software we use everyday,” he said. “I think finally, with these two communities together, we can do that.”

“Most importantly it is about that experience, that incredibly efficient line from developers to production. So when I look at this holistically it is not just about VMware acquiring Pivotal, I think this is emblematic of where we as an industry have to go.”

Kearns herself was reticent to say too much about the deal in an attempt to keep the Foundation at arm’s length. However, “as executive director of the foundation, obviously VMware and Pivotal have always played a key role in who we are,” she said.

“The code for Cloud Foundry that went to Pivotal was actually originally incubated in VMware. It’s kind of like one big happy family,” she added.” VMware has been a key member and on the board of the Foundation since the very first day, alongside Pivotal. They’ve been a really important part since the beginning, and they will continue to be.”

Forward-Looking Statements

This communication contains statements relating to the proposed transaction and its timetable for completion, which are “forward-looking statements” within the meaning of the U.S. federal securities laws and by their nature are uncertain. Words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “plans,” and similar expressions are also intended to identify forward-looking statements. Such forward-looking statements are not guarantees of future performance, and you are cautioned not to place undue reliance on these forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of many factors, including but not limited to: (i) the ability to consummate the proposed transaction in the time frame expected by the parties or at all; (ii) any conditions imposed on the parties in connection with the consummation of the proposed transactions; (iii) the ability to obtain stockholder approval and the satisfaction of the other conditions to the consummation of the proposed transaction; (iv) the potential impact of the announcement or consummation of the proposed transaction on relationships, including with employees, suppliers and customers; (v) the ability of third parties to fulfill their obligations relating to the proposed transaction; and (vi) and the other factors and financial, operational and legal risks or uncertainties described in Pivotal’s public filings with the SEC, including the “Risk Factors” and “Forward Looking Statements” sections of Pivotal’s Annual Report on Form 10-K for the fiscal year ended February 1, 2019 and subsequent Quarterly Reports on Form 10-Q. All information set forth in this release is current as of the date of this release. These forward-looking statements are based on current expectations and are subject to uncertainties, risks, assumptions, and changes in condition, significance, value and effect as well as other risks disclosed previously and from time to time in documents filed by us with the U.S. Securities and Exchange Commission (SEC). Pivotal disclaims any obligation to, and does not currently intend to, update any such forward-looking statements, whether written or oral, that may be made from time to time except as required by law.

Important Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Pivotal by VMware, Inc.

In connection with the proposed merger, Pivotal will file a proxy statement with the Securities and Exchange Commission (the “SEC”). STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain a free copy of the proxy statement (when available) and any other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. In addition, stockholders will be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) at Pivotal’s website at www.pivotal.io/investors or by contacting Pivotal’s investor relations department via e-mail at ir@pivotal.io.

Participants in the Solicitation

Pivotal and its directors, executive officers and other members of its management and employees as well as VMWare and its directors and officers may be deemed to be participants in the solicitation of proxies with respect to the proposed transaction. Information about Pivotal’s directors and officers and their ownership of Pivotal’s common stock is set forth in the proxy statement for Pivotal’s 2019 Annual Meeting of Stockholders which was filed with the SEC on May 3, 2019. Stockholders may obtain additional information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the merger, including the interests of Pivotal’s directors and executive officers in the merger, which may be different than those of Pivotal’s stockholders generally, by reading the proxy statement, which will be filed with the SEC, and other materials relating to the transaction filed with the SEC. Investors should read such materials carefully before making any voting or investment decision.